Exhibit 14.1

Synergy CHC Corp.

CODE OF BUSINESS ETHICS AND CONDUCT

(Effective as of    , 2024)

Introduction

Consistent ethical business conduct by all Directors, employees, agents, consultants, contractors and business partners is critical to the preservation and enhancement of the business reputation of Synergy CHC Corp., and its wholly-owned subsidiaries, hereafter referred to as the “Company”, conducting business currently in the United States and Canada.

Contained within this code of business ethics and conduct, hereafter referred to as the “Code”, are fundamental values and principles that are nonnegotiable. These include, but are not limited to:

Respect for:

●	one another,

●	our shareholders, and

●	the environment,

and a commitment to:

●	the health and safety of employees, contractors, and the communities in which we work and live.

Employees are expected to accept certain responsibilities, adhere to acceptable legal business principles and exhibit a high degree of personal integrity at all times. Employees are expected to refrain from actions that might be harmful to themselves, co-workers, our business associates or the Company. The intent of the Code is not to place unreasonable restrictions on personal actions, but to set out the minimum standards of conduct expected as an employee of the Company.

The Company requires all employees to conduct themselves in accordance with the Code and will hold all employees accountable for their conduct. Those who engage in any conduct contrary to the Code may be terminated summarily for just cause.

Fundamental Principles

The Code will describe the minimum standards of business conduct that the Company expects from every employee at every level of responsibility and to the extent feasible and applicable, to our agents, consultants, contractors and business partners. Furthermore, these principles will apply to every part of the Company, whether operating domestically or internationally.

Section 1.

1.0 Definitions

Employee

For the purposes of the Code, employee will be defined as all directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Company.

Company

For the purposes of the Code, the Company will be defined as Synergy CHC Corp., and all of its wholly owned subsidiaries conducting business currently in the United States and Canada.

Company Resources

Company resources include Company time, materials, supplies, equipment, information, intellectual property, electronic mail and computer systems.

Compliance Officer

Shall be defined as the acting chair of the Corporate Governance Committee.

Gifts and Hospitality

In the Code the term(s) “gifts and hospitality” shall include, but will not be limited to such items as meals, beverages, and invitations to social or recreational outings, accommodation, and travel.

Insider Trading

For the purposes of the Code, insider trading will be defined as the illegal buying or selling of the Company’s securities on the basis of Material Information that is Nonpublic.

Material Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of information in the marketplace about the Company. Examples of material information include, but are not limited to:

●	Financial performance and significant changes in financial performance or liquidity.

●	Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.

●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

●	Significant changes in senior management.

●	New major contracts or customers, or the loss of a major customer.

●	Initiation of a significant lawsuit.

Nonpublic Information

Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, Web casts or financial news services. For the purposes of the Code, information will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the third full trading day following the Company’s widespread public release of the information.

Proprietary Confidential Information (PCI)

PCI includes, but is not limited to: any information, know-how, patent, copyright, Intangible Property, trade secret, process, technique, program, design or formula; any marketing, advertising, financial, commercial, sales or programming matter; any customer or supplier lists or pricing information; any confidential personal information of customers, suppliers or any other parties to whom the Company has obligations of confidentiality; any budget, plan, model or analysis; any written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas or concepts; any other PCI including the terms and conditions of any completed or potential transaction; and any of the forgoing derived in whole or in part from PCI whether in oral, written, graphic, electronic, or any other form or medium whatsoever, of the Company or relating to the Company that may be disclosed to, or in the possession of, the employee in connection with employment with the Company.

Intellectual Property

Intellectual property includes: computer software programs, technical processes, inventions, research devices, reports or articles containing any form of unique or original innovation or development, whether or not protected by patent, trademark, copyright, or otherwise.

Intellectual property that has been created or developed by any employee in the course of employment is the sole property of the Company.

Section 2.

2.0 Compliance with Laws

Employees, and where applicable agents, consultants, contractors and business partners are required to perform their duties on behalf of the Company in compliance with all applicable laws and regulations and with Company policies and procedures that are designed to facilitate compliance. This obligation includes, but is not limited to, compliance with all relevant laws regarding health and safety, fraud, kickbacks, referral fees, false claims, commercial bribery, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust, foreign corrupt practices, employment discrimination or harassment, false or misleading financial information, and misuse of Company assets.

The Company’s Compliance Officer and the Company’s General Legal Counsel are available to provide advice and guidance on compliance with applicable laws.

Section 3.

3.0 Conflict of Interest

Definition

Any position, circumstance, or situation where an employee’s personal interest conflicts, is perceived to conflict, or could potentially conflict, in any way with the interests of the Company.

Guiding Principles for avoiding Conflict of Interest

●	Business decisions must be based on merit ensuring that the best interest of the Company is kept primary.

●	Whether direct or indirect, there shall be no personal advantage derived from having made a business decision on behalf of the Company.

●	Situations that may result in, or may be perceived to result in, a conflict of interest between an employee’s personal interest and those of the Company should be summarily avoided.

●	Abstain from any decision or situation that may influence a decision related to the Company that could result in any real or perceived financial or other advantage for an employee, his or her family members, or friends.

●	In most instances, common sense and integrity will identify the best course of action, however, should there be a circumstance, situation or position that causes even the slightest doubt on course to the decision to be made, err on the side of caution and refer the circumstance, situation or position to the Company compliance officer.

Declaring Actual, Perceived, or Potential Conflict of Interest Process

The responsibility to declare any actual, perceived or potential conflict of interest must be submitted in writing, to the department manager or the Company Compliance Officer, by the employee(s) involved. If in doubt about any circumstance, situation or position it is recommended that a form be completed and provided to the manager of the department, or the Company Compliance Officer to assist in determining the appropriate course of action.

3.1 Political Participation

As a private citizen, an employee may participate in levels of recognized political activity during non-working hours provided these obligations do not conflict or negatively impact an employee’s duties and responsibilities as an employee of the Company. Participation must always be kept separate from the association with the Company.

Prior to participating as a candidate in a federal, state, provincial, or municipal election, an employee must notify his immediate supervisor in writing, no less than two (2) months prior to any election. An employee may be requested to apply for an unprotected leave of absence from his job without pay as a result.

It will be considered a violation of the Code should an employee use any supplies, facilities, tools, or other Company assets to support political activities.

3.2 Non-Profit and Professional Organizations

The Company recognizes that employees may have an interest in contributing in a positive way to non-profit and professional organizations through active participation in a wide variety of organizations. However, this participation must not at any time, interfere with individual performance of job duties during working hours.

●	For those employees wishing to participate in non-profit or professional organizations the employee’s immediate supervisor must pre-approve such participation.

●	Should an employee be afforded the opportunity to act as a spokesperson for any organization, professional or otherwise, it must be made clear that the employee is speaking on behalf of that organization, or himself, but not as a spokesperson, agent, or representative of the Company.

3.3 Outside Business Activities

Acting in a Director or Officer Capacity of an Organization

You may not act in the capacity of a Director or Officer of an organization that:

●	Competes directly or indirectly with the Company

●	Purchases goods or services from the Company

●	Supplies goods or services to the Company

Exceptions to section 3.3 of the Code must have written pre-approval from the Board of Directors of the Company.

Services performed for another organization

Employees may choose to provide services for compensation to additional organizations during non-working hours of the Company as they desire.

However,

●	Prior to providing said services for an organization other than the Company, you must obtain written approval from the Company Compliance Officer and your immediate supervisor if the services to be provided conflict, appear to conflict, or may conflict in the future with your ability to perform your duties as an employee of the Company.

●	The approval process is initiated by the employee by completing the appropriate request for approval form, and submitting this to their immediate supervisor.

●	Immediate supervisors will then be responsible to provide appropriate comments where required and to submit the completed form to the Company Compliance Officer.

●	Failure by an employee to disclose information pertaining to the provision of services to another organization that conflicts, appears to conflict, or may conflict in the future, with an employees’ ability to perform their duties as an employee of the Company will not be an acceptable excuse for failing to meet minimum performance standards of their job duties.

Set out below is a list of rules to be considered by those employees wishing to provide services to another organization.

The absence of a specific rule in this list shall not be considered as a rule condonable by the Company on the premise that it was not identified in this list.

Never:

●	Perform services for the other organization during Company work hours.

●	Permit customers or colleagues from the other organization to contact you at the Company.

●	Use any Company resources, supplies, facilities, tools, personnel, or intellectual property in the course of providing service to the other organization.

●	Participate in an organization that offers products and/or services that could be perceived as competing for business with the Company.

●	Perform services for a supplier of the Company.

●	Sell products or services of a supplier of the Company.

●	Perform services that currently or in future, may have the potential to provide current or future competitors with a competitive advantage over the Company.

●	Promote the products and/or services of the other organization during your working hours at the Company.

●	Perform services for an organization that competes with the Company.

●	Perform services for an organization currently providing services for the Company or any competitors of the organization.

●	Participate in or in any way influence the Company’s decisions to purchase goods and/or services that relate to an employment interest or business interest that may benefit an employee directly or indirectly.

●	Perform services for an organization that would by definition result in a conflict of interest as defined by the Code.

3.4 Financial Interest

Employees and their families, (families will include spouse, children, or spouse equivalent residing together as a family) shall not own, control or direct a material financial interest (greater than 5%) in a contractor, competitor, supplier, or in any business enterprise which currently or in future may, conduct business with the Company.

This would include those situations when, although an employee of the Company may not directly hold the investment, the employee does have the ability to control or direct the investment.

Section 4.

4.0 Business Gifts and Hospitality

Employees must be judicious in the offering or acceptance of gifts and/or hospitality to or from a person or entity with which the Company currently does or seeks to do business in the future.

Accepting gifts and/or hospitality may compromise or appear to compromise an employees’ ability to make business decisions that are in the best interest of the Company. However, on occasion, it may be acceptable to give or receive a business related gift or hospitality when there is a business benefit to the Company.

Employees must consult their immediate supervisor, the department manager or the Company Compliance Officer for advice on the appropriateness of accepting or offering gifts and/or hospitality.

Gifts having a monetary value such as cash, gift certificates, loans, services, and discounts are not permitted. Gifts such as unsolicited advertising mementos of nominal value would generally be acceptable. Depending on the circumstances, unacceptable gifts should be returned with thanks and clarification of the Code.

These requirements do not change during traditional gift-giving seasons.

4.1 Accepting/Offering Gifts or Hospitality

General Guideline

Prior to offering or accepting anything from a person or entity with which the Company currently does or seeks to do business with in the future, the employee should ask himself:

●	Is the value of the item nominal, e.g. a pen or a fridge magnet?

●	What will the business benefit be to the Company versus the employee?

●	Is the value and the reason for the gift or hospitality appropriate considering the situation, the people involved, and the employee’s role or function within the Company?

●	Could it compromise or be perceived to compromise the employee’s ability to make a decision in the best interest of the Company?

●	Would the employee be uncomfortable discussing the situation with his immediate supervisor, peers, or family?

●	Could this be considered to be a form of bribe or kickback?

For all situations regarding the offering of gifts and hospitality on behalf of the Company, employees at all levels must receive appropriate approval prior to the provision of said gifts and/or hospitality. An employee should consult his immediate supervisor, department manager or the Company Compliance Officer.

Never offer, ask for, or receive:

●	Any form of bribe, kickback or any other form of monetary or material gift or hospitality that may be perceived to be a bribe or kickback.

●	Any gift, gratuity, entertainment, hospitality, or any other benefit that may compromise or be perceived to compromise the ability to make business decisions in the best interest of the Company.

Section 5.

5.0 Proprietary Confidential Information (PCI)

Employees are responsible to the Company to ensure maximum effort is afforded in keeping PCI confidential. This effort is necessary to:

●	Safeguard assets.

●	Preserve the privacy of employees, customers, suppliers and business partners.

●	Comply with all legal, regulatory, or applicable contractual obligations.

●	Ensure the Company’s competitive advantage.

●	Safeguard intellectual property of the Company.

5.1 Employee Responsibilities

●	It is every employee’s responsibility to know what PCI must remain in confidence. Should an employee question whether certain PCI would be classified as confidential, he is encouraged to discuss the PCI with his immediate supervisor, or the manager of the department prior to the disclosure of the PCI.

●	Do not disclose PCI, except where required by law.

●	Do not disclose PCI to others including colleagues or other current or previous employees of the Company, except as required for current employees to carry out their job duties.

●	Make every effort to protect PCI against theft, loss, destruction, misuse, or unauthorized access.

●	Comply with applicable insider-trading laws and regulations that govern the use of certain PCI.

●	Comply with the terms and conditions as set out in any policies and procedures regarding company and confidential personal information.

●	Comply with the Company policies and procedures as related to the use of e-mail, and technology systems when storing and transmitting PCI.

●	An employee should advise his immediate supervisor, the department manager, or the Company Compliance Officer in the event that he is aware of any attempt to obtain or disclose PCI by/to unauthorized individuals.

5.2 Insider Trading

Securities laws explicitly prohibit any person in a special relationship with the Company from trading with knowledge of “material nonpublic information” or “insider information” which has not been generally disclosed. In addition, securities laws prohibit any person in a special relationship with the Company from informing another person of any “material non-public” or “insider” information which has not been generally disclosed.

Employees of the Company, and their immediate family members, will not trade in their personal account in any physical commodity or financial derivative of any physical or financial commodity related to those traded by the Company if that employee holds a position at the Company that would make them privy to detailed or inside information about the Company’s commodity trading activities.

5.3 Media

Employees contacted by the media, should refer the inquiry to their immediate supervisor who should in turn, contact the Director, Corporate Relations or General Counsel. Employees shall be cordial to the media, but should respectfully decline any questions. Refrain from confirming, denying or otherwise, information related to the Company with representatives from the media unless specifically directed to by the director, corporate relations. Never discuss PCI or matters involved with litigation.

5.4 Litigation

Employees are responsible to notify their immediate supervisor, department manager or the Company Compliance Officer of any subpoena, summons, complaint, court order, or any audit documents received by any federal, state or provincial agency governing the Company.

5.5 Purchasing

Employees involved in the purchase of goods and/or services must ensure:

●	All purchasing policies, procedures and applicable processes are followed for every purchasing transaction.

●	Purchasing decisions are made honestly and with integrity utilizing criteria that ensure competitive pricing, quality, quantity, delivery and service.

●	Purchasing decisions are not based on personal gain, prejudice, favoratism, or preferential treatment.

●	Any real or perceived purchasing decisions that may be questionable when considering the terms of the Code are disclosed to the employee’s immediate supervisor, department manager or the Company Compliance Officer.

Section 6.

6.0 Suppliers

Employees involved with external suppliers of goods and/or services must:

●	Treat all suppliers with the utmost respect, courtesy and professionalism.

●	Inform suppliers of the existence of, and the terms and conditions of the Code.

●	Deal with suppliers that observe the Code.

●	All supplier contracts contain a provision for the observation of the Code.

●	Take immediate action to address any concerns with suppliers as related to violations of the Code, or any other applicable law.

●	Inform their immediate supervisor, department manager or the Company Compliance Officer of any real or perceived violation of the Code as applicable to suppliers.

Section 7.

7.0 Company Resources

General Principles

Employees engaged in the use of Company resources will be responsible to:

●	Protect the Company’s resources, use them appropriately, and for Company business only.

●	Protect the Company’s resources from theft and destruction whether through vandalism or neglect.

●	Protect the Company’s intellectual property, and PCI.

●	Never misuse Company resources entrusted to them.

7.1 Use of Company Resources

Company resources are generally to be used only in the course of carrying out job duties and for company-defined purposes.

7.2 Use of Internet, Voice mail and E-mail

The Company’s computer networks and information resources include our electronic mail and messaging systems and the public internet. The Company’s computer resources and networks are provided for company-related business purposes. Excessive personal use is inappropriate. Use of the Company’s computer resources to view, retrieve or send sexually-related or pornographic messages or material; violent or hate-related messages or material; bigoted, racist or other offensive messages or other messages or material related to illegal activities is strictly prohibited.

7.3 Use of the Company Name

Employees must not use their employment status to obtain personal gain from those doing or seeking to do business with the Company. Employees may not use the Company’s name or purchasing power to obtain personal discounts or rebates.

In protecting the Company’s resources, the Company will reserve the right to periodically monitor access and contents of the Company’s computer systems and networks. Employees should not assume they have any right to privacy of PCI residing on the Company’s computer resources.

Section 8.

8.0 Business Expenses

Certain employees may be required to travel for the purposes of conducting business on behalf of the Company. Employees who, in the course of their employment, incur business related expenses must keep the following in mind:

●	Exercise integrity, prudence, and sound business judgment in the expenses incurred.

●	Ensure the expenses are for the purposes of good and ethical business purposes and will enhance the business interests of the Company.

●	Ensure the expenses comply with any Company policies and procedures regarding travel and expenses.

Section 9.

9.0 Finance, Accounting and Business Reporting

No false, artificial or misleading entries in the books, records and documents of the Company shall be made for any reason. No employee shall engage in any arrangement that results in prohibited acts. All reports filed by the Company shall be in accordance with applicable internal reporting practices, in addition to all applicable laws, regulations and statutes applicable to the filing of reports and the keeping of all books and records. Additionally, all disclosure will be full, fair, accurate, complete and understandable.

Section 10.

10.0 Fair Dealing

Employees must deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

Employees must disclose prior to, or at their time of hire with the Company, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. In no event shall an employee use any trade secrets, proprietary confidential information, personal confidential information or similar property, acquired in the course of his of her employment with another employer, in the performance of his of her duties for the Company.

10.1 Illegal Remuneration

The Company is committed to compliance with all laws, statutes, and regulations regarding illegal remuneration (kickbacks, bribes, and improper payments). The Company specifically prohibits employees from engaging in any fraudulent, deceptive or corrupt conduct toward the Company, its customers, suppliers, contractors, employees, representatives or anyone else with whom the Company has current of future business associations. Prohibited actions include kickbacks, inflated billing and offering, accepting or soliciting, directly or indirectly, of money, goods or services where the purpose of the action is to influence a person to act contrary to the interest of his of her own employer. Company employees may not ask for gifts or gratuities from customers or suppliers of the Company. No employee of the Company will ever offer or receive anything of value with the intent to influence or be influenced by any supplier, customer, government official, candidate, or holder of public office.

Section 11.

11.0 Employment Practices

The Company is committed to ensuring a work environment where employees are treated with dignity, fairness and respect. All employees have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

11.1 Diversity

The Company values the background, experience, perspectives and talents of every individual, and thus, strives to create a diverse workforce comprised of individuals drawn from the community within which it conducts business.

11.2 Discrimination

Neither the Company nor any employee of the Company nor any person acting as an agent on behalf of the Company shall refuse to employ or continue to employ, nor shall they discriminate against any person with regard to employment, term or condition of employment, on the grounds of race, ancestry, place of origin, color, ethnic origin, citizenship, creed, sex, sexual orientation, age, record of offences for which a pardon has been granted, marital status, same sex-partnership status, family status,(including pregnancy or child-birth) or handicap, all as defined by applicable Human Rights legislation or other similar applicable law.

11.3 Harassment

The Company does not condone any form of illegal harassment or any other conduct that interferes with an individual’s work performance or creates an intimidating, hostile, or offensive work environment. The Company will make every reasonable effort to ensure employees, contractors, and persons acting as agents on behalf of the Company conform to the Company’s anti-harassment and anti-sexual harassment policies.

11.4 Workplace Violence

The Company expects all employees to treat all fellow employees and persons the Company conducts business with currently, or in the future, with dignity and respect. As such, the Company will not tolerate, whether real or implied, threats or acts of abuse, intimidation, or violence against any employee of the Company, or the organizations the Company conducts business with.

11.5 Drug and Alcohol Policy

The Company is committed to providing a safe and healthy work environment for all employees. As such the use of illicit drugs, the inappropriate use of alcohol and the misuse of medications and other substances is prohibited.

11.6 New Hires

All new hire offer letters to prospective employees will require prospective employees to disclose any conflict, or potential conflict of interest, prior to the acceptance of employment with the Company.

Section 12.

12.0 Health Safety and Environment

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it conducts business.

All Company operations are to be conducted in a manner that protects the health and safety of its employees and all people in the communities where the Company operates. All Company employees are responsible for understanding, reinforcing and implementing the Company’s commitment to environmental responsibility.

Section 13.

13.0 Fraud or Criminal Conduct

Fraud is defined but not limited to, an intentional deception, maladministration of Company resources, falsification or manipulation of PCI, to the advantage or disadvantage of a person or entity.

Management is responsible for the detection and prevention of fraud, misappropriations and other inappropriate conduct: however, all employees have some responsibility in the detection, prevention or reporting of fraudulent activities. Employees who detect or suspect possible fraudulent activity of any employee, supplier, customer or any other party having any association with the Company, must provide a written report containing the details to the Company Compliance Officer immediately. Do not discuss instances of actual or suspected fraud with anyone except those authorized to investigate such conduct.

The Company Compliance Officer will investigate and/or engage the services of additional investigative services for all cases of fraud or criminal conduct including local and federal law enforcement agencies. In the event an investigation substantiates that fraudulent activities have occurred, the Company Compliance

Officer will issue reports to appropriate designated personnel, The Board of Directors, and appropriate law enforcement agencies.

Section 14.

14.0 Compliance

Employees must complete any required training on the Code as required. Annual training on the Code will be the responsibility of the employee’s immediate supervisor, and shall be substantiated in employee files.

All new hires of the Company will be required to complete training on the Code within 30 days of their original hire date and shall be included as part of the new hire induction training.

14.1 Reporting Real or Perceived Violations of the Code

Employees who are aware or become aware of conduct by others that violates, or appears to violate the Code are required to report the details of the violation or apparent violation to their immediate supervisor, department manager or the Company Compliance Officer. Supervisors and Managers will be responsible to submit the detailed report of the violation or apparent violation to the Company Compliance Officer immediately.

14.2 Whistle Blowing

The Company strictly prohibits reprisals or retaliation against anyone who reports a violation or perceived violation, in good faith of the Code.

In the event that an employee feels he or she have been subjected to retaliatory or disciplinary action as a result of having filed a report in good faith of a violation or perceived violation of the Code, please contact the Company Compliance Officer.

14.3 Confidentiality

To the extent permissible by applicable law and to the extent that is reasonable, the Company will keep the report of the violation or perceived violation of the Code, confidential. The Company will however, cooperate fully with all external investigative authorities involved with the report of a violation or perceived violation of the Code as required by law, and will provide all information requested by said investigative authorities.

14.4 When the Code does NOT Have the Answer

There may be occasions when the Code may not have the answer to the ethical question facing an employee, or there may be a difficult judgment call to make with respect to the application of the Code. In these cases, the employee should consult with his or her manager, who will either provide guidance or refer the employee to the relevant policy or to the Company Compliance Officer.

14.5 Consequences for non-Compliance

Employees who make the unilateral decision to not comply with the Code may be subject to disciplinary actions up to and including dismissal and/or legal action.

14.6 Enforcement

The Company must ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the General Counsel.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Section 15.

15.0 Waiver

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.